Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of General Finance Corporation on Form S-1 of our report dated September 24, 2010 on the consolidated financial statements of General Finance Corporation and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
July 11, 2011